Exhibit 99.1

Microsoft Announces Non-Cash Accounting Charge

Company will take a write down in its Online Services Division goodwill

REDMOND, Wash. — July 2, 2012 — Microsoft Corp. today announced that it will take a non-cash, non-tax deductible income statement charge for the fourth quarter of fiscal year 2012 for the impairment of goodwill in its Online Services Division segment, mostly related to its 2007 aQuantive acquisition.

Under accounting guidelines, companies are required to conduct an annual goodwill impairment test for each business unit. Goodwill arises in an acquisition when the fair value paid for a business exceeds the value of the identifiable net assets. The goodwill in the Online Services Division was substantially the result of the 2007 acquisition of aQuantive. As a result of its 2012 impairment review, Microsoft has determined that a write down of its Online Services Division goodwill of approximately $6.2 billion is required.

Bing search share in the US has been increasing, revenue per search (RPS) has been growing, MSN is the number one portal in 29 markets worldwide and the company’s partnership with Yahoo! has continued to expand geographically. While the Online Services Division business has been improving, the company’s expectations for future growth and profitability are lower than previous estimates.

Microsoft completed its acquisition of aQuantive, Inc. on August 13, 2007, in an all-cash transaction valued at just over $6.3 billion. While the aQuantive acquisition continues to provide tools for Microsoft’s online advertising efforts, the acquisition did not accelerate growth to the degree anticipated contributing to the write down.

Microsoft does not expect this accounting write-down to affect its ongoing business or financial performance.

About Microsoft

Founded in 1975, Microsoft (NASDAQ “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially. For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations Web site.

All information in this release is as of July 2, 2012. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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